Exhibit 99.8

Portal story

Constellation Energy, FPL Group, Inc. Join in $28 Billion Historic Merger

Monday, December 19, 2005

This is a historic day for Constellation Energy.  The company that began in 1816 with a few gaslights in a Baltimore museum today embarked on a journey to become the nation’s premiere competitive energy company and one of its largest electric utilities.

At a series of meetings with investors and the media this morning in New York, Constellation Energy will formally unveil a $28 billion merger of equals with FPL Group, Inc. of Juno Beach, Fla.

The combined company, which will retain the Constellation Energy name, will maintain co-headquarters in Baltimore and Juno Beach. It will have combined annual revenues of $27 billion, $57 billion in total assets and approximately 21,750 employees.

The company’s generation portfolio will be the nation’s largest, exceeding 45,000 megawatts. It will be the third largest nuclear plant operator in the United States, with seven nuclear power stations and 11 units.

Mayo A. Shattuck will become chairman of the board of Constellation Energy upon completion of the merger. Shattuck will also head the combined company’s competitive energy business, which will continue to be headquartered in Baltimore.

Lewis Hay, currently chairman, president and chief executive of FPL Group, will become CEO of Constellation Energy when the merger is completed.

The companies’ respective utilities, Baltimore Gas and Electric and Florida Power & Light, will maintain their names and continue to operate as independent regulated utilities.

The merger is subject to regulatory approval and is expected to take nine to 12 months to complete.

For additional information, please read today’s press release.

An investor presentation will be held today at 9 a.m. If you’d like to listen to the presentation, please use the webcast information available on the merger Web site at www.newenergyleader.com, which will be available this morning.

[Story included link to press release, link to Important Merger Statements, Mayo video and employee FAQ.]